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EXHIBIT 11 - S-K Item 601 (b) (11)
                               KYSOR INDUSTRIAL CORPORATION AND SUBSIDIARIES
                              COMPUTATION OF CONSOLIDATED EARNINGS PER SHARE
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                                                                       Six Months
                                                                          Ended
                                                                        June 30,
                                                                     1995        1994
                                                                     ----        ----
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PRIMARY EARNINGS PER SHARE CALCULATION
Net Income                                                     $7,942,079  $5,098,316
Less dividends on preferred stock                                 783,785     789,878
Plus tax benefit from preferred dividends                         297,000     300,000
                                                               ---------- ----------
Earnings (Loss) applicable to common stock                      7,455,294   4,608,438
                                                               ==========  ==========

Weighted average common shares outstanding                      5,538,421   5,417,486
Dilutive effect assuming excercise of certain stock
 options applying the treasury stock method based
 on year to date average price                                    373,208     281,322
                                                                 --------    --------
Weighted average common shares and common
 equivalent shares outstanding                                  5,911,629   5,698,808
                                                                =========   =========

Primary earnings per share                                          $1.26       $0.81
                                                                 ========    ========

FULLY DILUTED EARNINGS PER SHARE CALCULATION
A.
Weighted average common shares outstanding                      5,538,421   5,417,486
Dilutive effect assuming excercise of certain stock
 options applying the treasury stock method based on
 the greater of year to date average or end of period price       373,208     304,216
                                                                 --------    --------
Weighted average common shares and common
 equivalent shares outstanding                                  5,911,629   5,721,702
                                                                 ========    ========

Fully diluted earnings per share (A)                                $1.26       $0.81
                                                                 ========    ========

B.
Assuming preferred stock converted to common stock
Vested preferred shares issued                                    190,478     160,325
Non-vested preferred shares issued                                610,392     645,856
                                                               ----------  ----------
Total Preferred shares issued                                     800,870     806,181

Vested Preferred shares issued                                    190,478     160,325
Guaranteed floor price for involuntary conversions                $24.375     $24.375
                                                               ----------  ----------
 Subtotal                                                      $4,642,898  $3,907,918
The lower of year to date average or end of period common
 stock price                                                     $20.7500    $16.9150
                                                                 --------    --------
Required common shares to be issued assuming involuntary
 conversion of vested shares at guaranteed floor price            223,754     231,033
Required common shares to be issued assuming voluntary
 conversion of non-vested shares on one-for-one basis             610,392     645,856
Weighted average common shares and common
 equivalent shares outstanding for fully diluted Part A.        5,911,629   5,721,702
                                                               ----------  ----------
Weighted average common shares and common
 equivalent shares outstanding for fully diluted Part B.        6,745,775   6,598,591
                                                               ==========  ==========

Net Income                                                     $7,942,079  $5,098,316
Additional ESOP expense presently funded by preferred dividend   (783,785)   (789,878)
Plus tax benefit on additional ESOP expense                        44,476      38,581
Common stock dividends to reduce ESOP expense                     250,000     219,000
                                                                 --------    --------
Adjusted Net Income                                            $7,452,770  $4,566,019
                                                                =========   =========

Fully diluted earnings per share (B)                                $1.10       $0.69
                                                                 ========    ========

Fully diluted earnings (loss) per share (Lower of (A) or (B))       $1.10       $0.69
                                                                 ========    ========

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